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                                  AMENDMENT TO
                     RECIPROCAL TELECOMMUNICATIONS AGREEMENT

         Reference is made to the Reciprocal Telecommunications Agreement between, PICKNET Inc. ("PICK") with IDT Corporation ("Customer"), dated November 11, 1996.

         1. Customer shall lend PICK up to a total of Two Million Dollars ($2,000,000), subject to the following advancement schedule and conditions therein ("Loan") and PICK agrees to repay said Loan within one (1) year following the first advance made hereunder. PICK's parent company, PICK Communications Corp. ("PCC"), agrees to absolutely and unconditionally guarantee repayment of any advancements made to PICK by Customer and shall co-sign any Notes executed by PICK as required hereunder. Upon advancements by Customer, Customer shall be issued warrants by PCC to purchase shares of PCC common stock, pursuant to the following schedule. The terms and conditions of the Loan are as set forth in the draft Note attached hereto. Prior to any advancement being made by Customer, PICK shall execute an original Note in the full amount of such advancement.

            a.  Initial Advance                               $500,000.00
                (upon signing this Amendment)
                Warrants Issued                                100,000 shares

            b. Second Advance                                 $1,000,000.00
               (upon PICKs demonstrated ability to provide
               the SERVICES hereunder to Customer,
               regardless of whether or not Customer is
               able to receive such SERVICES)
               Warrants issued                                 200,000 shares

            c. Third Advance                                  $500,000
               (Thirty (30) days after Second Advance)
               Warrants issued                                 100,000 shares

The aforementioned warrants shall be issued and effective as of each advance date, are exercisable for a period of one (1) year from the date of issuance, at the market closing price on the date of Issuance. Such warrants shall enjoy piggy-back registration rights. In the event that PCC becomes S-3 eligible, the warrants shall enjoy demand registration rights, however, such registration shall be entirely at Customer's expense. Additionally, the warrants will be adjusted proportionately for any stock splits or dividends. Any warrants issued in connection with advancements made by Customer in connection with the Loan, will be issued by PCC in the amount of one (1) share per $5 loaned.

In the event that PICK fails to provide the SERVICES as set forth hereunder, Customer shall have no obligation to make the third advance to PICK.

         2. This Amendment shall remain in effect for one (1) year or until the above Loan made by

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Customer in connection herewith is repaid in full, whichever is later. There shall be no penalty for prepayment of the Loan.

         3. PICK will provide Customer with international long distance telecommunications services, which shall be provided pursuant to an agreement between PICK and GULFSAT Communications Co. ("GULFSAT"), and which shall be provided to countries listed therein, as available ("SERVICES").

PICK will provide the SERVICES to Customer pursuant to the following:

            a. Up to 10,000,000 minutes per month, at ten percent (10%) above PICKs Cost, which shall be equal to the rates set forth in the GULFSAT Agreement, plus $0.04 per minute; and,

            b. In excess of 10,000,000 minutes per month, at "most favored nation's" pricing (as compared with pricing for PICK's other carrier customers).

         Notwithstanding the foregoing, in no event shall Customer's traffic to any country in any month exceed fifty percent (50%) of PICK's GULFSAT capacity for such country.

         4. In addition to the foregoing, from the date PICK is providing service to Customer, exclusive of the GULFSAT Services, which is operational and successfully completed both as originating traffic and terminating traffic, Customer shall make available to PICK $500,000 worth of long distance traffic at preferred rates. Of the amount of said traffic utilized during any one month, fifty percent (50%) of the cost of such traffic shall be used to offset any payments due to PICK for the abovementioned GULFSAT traffic during the month of such traffic being utilized by PICK and the remaining fifty percent (50%) of the cost of such traffic shall be used to offset any payments due to PICK for the aforementioned GULFSAT traffic during the month following such traffic being utilized by PICK.

         5. All payments made under this Amendment shall be payable on a weekly basis and shall be forwarded via wire transfer.

         6. During the term of this Amendment and thereafter as long as PICK has an Agreement with GULFSAT, Customer shall not circumvent PICK's contractual relationship with GULFSAT.

         7. All parties hereto represent, warrant and covenant that each is authorized by its respective Board of Directors to enter into this Amendment and related Agreement, that entering into this and related Agreements will not violate any law, or other agreement, and that each is a duly incorporated legal entity. PICK and PCC shall have the Board of Directors of both corporate entities ratify the execution of all documents in connection with this Agreement, within ten (10) days of the effective date of this Agreement. Failure to do so will result in PICK and PCC's obligation to immediately return any advances made hereunder.


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         8. Except as specifically set forth above in this Amendment, all of the other terms and conditions of the referenced Agreement are hereby ratified and confirmed.

The foregoing Amendment is hereby accepted and agreed to this 12th day of February, 1998.

PICKNET, Inc.                          IDT Corporation


By: /s/  Diego Leiva                   By: /s/  Joshua Winkler
   -----------------------                 ------------------------------
         Diego Leiva                            Joshua Winkler
Title:   President & CEO               Title:   Executive Vice President-Sales


PICK Communications Corp.

By: /s/  Diego Leiva
-----------------------
        Diego Leiva
Title:  President & CEO


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